SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
Ultralife Corporation
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ULTRALIFE CORPORATION

2000 Technology Parkway

Newark, New York 14513

April 26, 2012

To Our Shareholders:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Ultralife Corporation on Tuesday, June 5, 2012 at 9:00 A.M. local time at Crystal City Marriott at Reagan National Airport, 1999 Jefferson Davis Highway, Arlington, Virginia 22202-3526.

This year, we are again providing our proxy materials over the Internet. Accordingly, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our Proxy Statement and our 2011 Annual Report to Shareholders. The Notice of Internet Availability of Proxy Materials contains instructions about how to access those documents and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions about how each of our shareholders can also receive a paper copy of our proxy materials, including the Proxy Statement, our 2011 Annual Report to Shareholders and a form of proxy card or voting instruction card. By taking advantage of this distribution process, we will not only conserve natural resources, but we will also reduce our costs of printing and distributing proxy materials.

We look forward to a productive annual meeting.

Very truly yours,

Michael D. Popielec President and Chief Executive Officer

ULTRALIFE CORPORATION
2000 Technology Parkway
Newark, New York 14513
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JUNE 5, 2012

Notice is hereby given that the 2012 Annual Meeting of Shareholders of Ultralife Corporation will be held on Tuesday, June 5, 2012 at 9:00 A.M. local time at Crystal City Marriott at Reagan National Airport, 1999 Jefferson Davis Highway, Arlington, Virginia 22202-3526 for the following purposes:

1.	to elect eight directors for a term of one year and until their successors are duly elected and qualified;

2.	to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

3.	to transact such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record of our common stock, par value $.10 per share, at the close of business on April 13, 2012 are entitled to receive notice of, and to vote at and attend our Annual Meeting. Your vote is important. Whether or not you plan to attend our Annual Meeting, we hope that you will vote as soon as possible. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares at the Internet site address listed on your Notice of Internet Availability. You may also request a paper copy of our proxy materials by visiting the Internet site address listed on your Notice of Internet Availability, by calling the toll-free number or by sending an e-mail to the e-mail address listed on your Notice of Internet Availability. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: vote at the Internet site address listed on your proxy or voting instruction card; call the toll-free number listed on your proxy or voting instruction card; or sign, date and return in the pre-addressed envelope provided the enclosed proxy or voting instruction card.

By Order of the Board of Directors

Bradford T. Whitmore Chair of the Board of Directors

Dated: April 26, 2012

IMPORTANT

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO VOTE IN ANY OF THE MANNERS DESCRIBED IN THIS PROXY STATEMENT. WE ALSO ENCOURAGE BENEFICIAL OWNERS TO FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR BROKER REGARDING HOW TO VOTE. YOUR BROKER CANNOT VOTE YOUR SHARES FOR DIRECTOR NOMINEES UNLESS YOU PROVIDE YOUR BROKER WITH VOTING INSTRUCTIONS.

ULTRALIFE CORPORATION

2000 Technology Parkway

Newark, New York 14513

(315) 332-7100

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 5, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

We are furnishing this proxy statement to our shareholders in connection with our Board of Directors’ solicitation of proxies for use at our 2012 Annual Meeting of Shareholders, which we refer to in this proxy statement as the Meeting, to be held on Tuesday, June 5, 2012, at 9:00 A.M. local time and at any adjournments thereof. The Meeting will be held at Crystal City Marriott at Reagan National Airport, 1999 Jefferson Davis Highway, Arlington, Virginia 22202-3526.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, which we refer to in this proxy statement as the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to our shareholders on the Internet. If you received only a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request a copy. Instead, the Notice of Internet Availability of Proxy Materials will instruct you how to access and review the proxy materials over the Internet. The Notice of Internet Availability of Proxy Materials will also instruct you as to how you may submit your proxy over the Internet. If you received only a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials is first being sent to our shareholders on April 26, 2012 and our proxy materials are first being made available to our shareholders on April 26, 2012.

You may vote by proxy or in person at the Meeting. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares on line by proxy at the Internet site address listed on your Notice of Internet Availability. You may also request a paper copy of our proxy materials by visiting the Internet site address listed on your Notice of Internet Availability of Proxy

Materials, by calling the toll-free number or by sending an e-mail to the e-mail address listed on your Notice of Internet Availability. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: vote at the Internet site address listed on your proxy or voting instruction card; call the toll-free number listed on your proxy or voting instruction card; or mail your signed and dated proxy or voting instruction card to our tabulator in the self-addressed envelope provided. Even if you plan to attend the Meeting in person, we recommend that you vote by proxy prior to the Meeting. You can always change your vote as described below.

When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the shareholder’s directions. If the proxy is signed, dated and returned without choices having been specified, the shares will be voted FOR the election of each director-nominee named therein and FOR the other proposal identified therein.

You may receive more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy or voting instruction cards, depending on how you hold your shares. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability of Proxy Materials, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold your shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one Notice of Internet Availability of Proxy Materials, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must vote at the Internet site address listed on your Notice of Internet Availability of Proxy Materials, proxy or voting instruction card; call the toll-free number listed on your proxy or voting instruction card; or sign, date and return each proxy card and voting instruction card that you receive.

If for any reason any of the nominees for election as directors become unavailable for election, discretionary authority may be exercised by the proxies to vote for substitute nominees proposed by our Board of Directors. A shareholder has the right to revoke a previously granted proxy at any time before it is voted by filing with our Corporate Secretary a written notice of revocation, or a duly executed later-dated proxy, or by requesting return of the proxy at the Meeting and voting in person.

We will bear the cost of soliciting proxies. In addition to the solicitation of proxies by use of the mails, some of our officers, directors and regular employees, without extra remuneration, may solicit proxies personally or by telephone, email or similar transmission. We have not engaged a proxy solicitation firm, but we may decide to retain the services of a proxy solicitation firm if we believe it is appropriate under the circumstances. We will reimburse record holders for expenses in forwarding proxies and proxy soliciting material to the beneficial owners of the shares held by them.

Only shareholders of record at the close of business on April 13, 2012 are entitled to notice of, and to vote at, the Meeting. As of April 13, 2012, there were 17,384,435 shares of our common stock, par value $.10 per share, issued and outstanding, each entitled to one vote per share at the Meeting.

Quorum

A majority of the outstanding shares of our common stock, represented in person or by proxy at the Meeting, will constitute a quorum for the transaction of all business. For purposes of determining whether a quorum is present, shareholders of record who are present at the Meeting in person or by proxy are considered to be present at the Meeting.

Vote Required

The table below shows the vote required at the Meeting to approve each of the proposals described in this proxy statement, assuming the presence of a quorum:

Proposal	Vote Required
1. Election of directors	Plurality of the shares present in person or by proxy at the Meeting and entitled to vote

2. Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012	Majority of the shares present in person or by proxy at the Meeting and entitled to vote*

*	The selection of BDO USA, LLP is being presented to our shareholders for ratification. The Audit and Finance Committee will consider the outcome of this vote when selecting our independent registered public accounting firm for subsequent fiscal years.

Abstentions

Shares that abstain from voting on one or more proposals to be acted on at the Meeting are considered to be present for the purpose of determining whether a quorum exists. Abstentions will have no effect on the election of directors; however, abstentions will have the effect of voting against the other proposal set forth in this proxy statement, because abstentions are deemed to be present and entitled to vote but do not count toward the affirmative vote required to approve the proposal.

Broker Non-Votes

If you own your shares through a broker and do not provide your broker with specific voting instructions, your broker will have the discretion under the rules governing brokers who have record ownership of shares that they hold in street name for their clients to vote your shares on routine matters but not otherwise. As a result of rules applicable to director elections after January 10, 2010, brokers may no longer vote shares they hold as nominee in their discretion in the election of directors or other non-routine matters. As a result, your broker may exercise discretion to vote your shares only with respect to the ratification of the selection of our independent registered public accounting firm, because that is considered a routine matter. If you want your broker-owned shares to be counted in the election of directors, you must provide instructions to your broker on how to vote your shares.

A broker non-vote occurs when shares held by a broker are not voted on a non-routine proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares in the absence of such instructions. Shares subject to broker non-votes are considered to be present for the purpose of determining whether a quorum exists and thus count towards satisfying the quorum requirement but are not counted for purposes of determining the number of shares entitled to vote on non-routine matters. A broker non-vote will have no effect on the election of directors since they are not counted for purposes of determining the number of shares entitled to vote.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently has eight directors, all of whom have been nominated to serve for an additional one year term. If elected, each director standing for election shall serve until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified. The names of, and certain information with respect to, the persons nominated for election as directors are presented below.

Name	Age	Present Principal Occupation, Employment History and Expertise

Steven M. Anderson	55	Brigadier General (Ret.) Anderson has been a director since April 13, 2010. General (Ret.) Anderson is currently Senior Vice President of Relyant, LLC, a service-disabled veteran-owned small business and global provider of solutions to complex projects. Prior to joining Relyant, LLC in February 2011, General (Ret.) Anderson served as Chief Operating Officer for Synovision Solutions LLC, a service-disabled veteran-owned small business specializing in unique applications of emerging technology, many central to innovative energy solutions. General (Ret.) Anderson, a career military officer who retired from active duty in November 2009, served for five years as a general officer in the US Army, including 15 months as the senior US and coalition logistician in Iraq in support of Operation Iraqi Freedom. From 2004 to 2006, General (Ret.) Anderson served as the senior US logistician in Korea (Deputy C-4 for the United Nations Command/Combined Forces Command and J4, United States Forces Korea) and spearheaded the development of Camp Humphreys, the combined and US headquarters facility in Central Korea. He served in various command positions including Commander, Division Support Command, 2nd Infantry Division, Korea (2000-02), and Commander, 725th Main Support Battalion, 25th Infantry Division (Light), Schofield Barracks, Hawaii (1995-97). In his final military assignment, he served for two years on the Army Staff in the Pentagon as the Director, Operations and Logistics Readiness, Office of the Army Deputy Chief of Staff, G4 (logistics). General (Ret.) Anderson is a 1978 graduate of the US Military Academy at West Point and earned a Masters of Science degree in Operations Research and Systems Analysis Engineering at the Naval Postgraduate School in 1987. General (Ret.) Anderson has been nominated for re-election to our Board of Directors because of his familiarity with the US military.

Name	Age	Present Principal Occupation, Employment History and Expertise

Patricia C. Barron	69	Ms. Barron has been a director since December 2000 and served as Chair of the Board of Directors from June 2007 to August 2009. Ms. Barron serves as lead director of Quaker Chemical Corporation and lead director of Teleflex Incorporated, and as a director of United Services Automobile Association, an insurance mutual corporation. She also serves on a number of non-profit organizations, with a focus on education and health. Ms. Barron had a 28-year career in business. She was an Associate at McKinsey and Company and then moved to Xerox Corporation where she became a corporate officer and held the positions of Vice President of Business Operation Support, President of Engineering Systems and President of Office Document Products. Most recently, she has been a Clinical Associate Professor at the Leonard N. Stern School of Business of New York University, where she focused on issues of corporate governance and leadership. Ms. Barron has been nominated for re-election to our Board of Directors because of her longstanding business career and expertise in corporate governance.

James A. Croce	49	Mr. Croce has been a director since June 8, 2010. Mr. Croce is currently the Founder and President of Greenlark Energy Partners, LLC, an advanced energy industry advisory firm, serving in that position since 2008. Previously, Mr. Croce was President and Chief Executive Officer of the Nevada Institute for Renewable Energy Commercialization (NIREC), serving in that position from June 2009 to September 2011. Prior to accepting his position at NIREC, from 2008 to 2009, Mr. Croce was President of Lipten Energy Services, an engineering and energy project development firm. From 2003 to 2008, Mr. Croce was President and Chief Executive Officer of NextEnergy, one of the nation’s leading clean energy technology commercialization catalysts. From 2001 to 2003, Mr. Croce was Vice President of Business Development at DTE Energy Technologies, a developer of distributed power generation technologies and energy products including fuel cells, internal combustion engines, turbines and energy information systems. From 1998 to 2001, he was Executive Director, Business Marketing and Sales at Michigan Consolidated Gas Company (MichCon), an integrated natural gas transportation and storage business where he was responsible for sales and marketing programs for the company’s commercial and industrial customers. Prior to that, from 1996 to 1998, he was General Manager at MichCon Pipeline Company, where he launched and managed new energy delivery services. Mr. Croce is a venture partner in Huron River Ventures, serves on the investment review board of the Michigan Pre-Seed Capital Fund, and has served on the board of directors of numerous nonprofit agencies. Mr. Croce has been nominated for re-election to our Board of Directors because of his expertise in the renewable and advanced energy industries.

Name	Age	Present Principal Occupation, Employment History and Expertise

Michael D. Popielec	50	Mr. Popielec was appointed as our President and Chief Executive Officer and as a director effective December 30, 2010. Mr. Popielec has 25 years experience in growing domestic and international industrial businesses. Prior to joining us, Mr. Popielec operated his own management consulting business in 2010 and was Group President, Applied Technologies in 2008 and 2009 and Group President, Diversified Components from 2005 to 2007 at Carlisle Companies, Inc., a $2.5 billion diversified global manufacturer. Prior to that, from 2003 to 2005, he held various positions, including Chief Operating Officer, Americas, for Danka Business Systems, PLC. From 1985 to 2002, Mr. Popielec held positions of increasing responsibility at General Electric Company, most recently as a GE corporate officer and President and Chief Executive Officer of GE Power Controls, the European arm of GE Industrial Systems. Mr. Popielec has a B.S. in Mechanical Engineering from Michigan State University. Mr. Popielec has been nominated for re-election to our Board of Directors because of his operations expertise and his experience in growing domestic and international industrial businesses.

Thomas L. Saeli	55	Mr. Saeli has been a director since March 5, 2010. Since March 2011, Mr. Saeli has served as the Chief Executive Officer and, since October 2011, as a director of JRB Enterprises, Inc., a manufacturer of commercial and industrial roofing systems. Prior to that, Mr. Saeli was a business consultant to international corporate clients on matters involving business development strategies, consolidations, acquisitions and operations. He previously served as Chief Executive Officer and a member of the Board of Directors of Noble International, Ltd., an auto supplier of engineered laser-welded steel blanks and roll-formed products, from March 2006 to April 13, 2009 when he resigned those positions. Noble International, Ltd. filed for voluntary relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court, Eastern District of Michigan on April 15, 2009. From 1998 through 2006, Mr. Saeli served as Vice President of Corporate Development for Lear Corporation, an automotive supplier of seating, electronics and interior products, where he also served as Vice President of Mergers and Acquisitions. Mr. Saeli also serves on the Boards of Directors of Advance Capital Management, a mutual fund, and Oakwood Hospital in Dearborn, Michigan. Mr. Saeli has been nominated for re-election to our Board of Directors because of his familiarity with the auto industry and his manufacturing, corporate development and finance experience. Mr. Saeli also qualifies as an audit committee financial expert.

Name	Age	Present Principal Occupation, Employment History and Expertise

Robert W. Shaw II	55	Mr. Shaw has been a director since June 8, 2010. Mr. Shaw is currently the President of Hornblower Yachts, Inc., the largest dining and excursion boat operator in the United States, with over 50 vessels serving California and New York with the Hornblower, Alcatraz and Statue Cruises brands. From 2007 to 2010, he was President of R.M. Thornton, Inc., a mechanical contracting company specializing in the Federal government and healthcare markets. Prior to that, from 1995 to 2006, Mr. Shaw was Chief Executive Officer and Managing Partner at Odyssey Cruises/Premier Yachts, Inc., a leading U.S. dining and excursion boat operator, where he successfully led the company through a sale process to private equity firm ICV Capital Partners. From 1989 to 1995, he served in Sodexho, S.A., one of the world’s largest contract services providers, as both President and Chief Executive Officer of Spirit Cruises, Inc., and Division President of The Seiler Corporation. Mr. Shaw served in the US Marine Corps from 1978 to 1982 as an infantry Captain. Mr. Shaw has consulted or served on a number of boards of advisors of various non-public organizations and he has been nominated for re-election to our Board of Directors because of his management expertise and experience as an executive officer.

Ranjit C. Singh	59	Mr. Singh has been a director since August 2000, and served as Chair of the Board of Directors from December 2001 to June 2007. Mr. Singh is currently Chief Executive Officer of CSR Consulting Group, which provides business and technology consulting services. He previously served as President and Chief Executive Officer of Aptara, Inc. (formerly known as Tech Books), a content outsourcing services company, from February 2003 until July 2008. From February 2002 to February 2003, Mr. Singh served as President and Chief Executive Officer of Reliacast Inc., a video streaming software and services company. Prior to that, he was President and Chief Operating Officer of ContentGuard, which develops and markets digital property rights software. Before joining ContentGuard earlier in 2000, Mr. Singh worked for Xerox as a corporate Senior Vice President in various assignments related to software businesses. Mr. Singh joined Xerox in 1997, having come from Citibank where he was Vice President of Global Distributed Computing. Prior to that, he was a principal at two start-up companies and also held executive positions at Data General and Digital Equipment Corporation. Since January 2005, Mr. Singh has served on the Board of Directors of Authentidate Holding Corp. Mr. Singh has been nominated for re-election to our Board of Directors because of his experience in the service industry and with technology-based organizations.

Name	Age	Present Principal Occupation, Employment History and Expertise

Bradford T. Whitmore	54	Mr. Whitmore has been a director since June 2007 and Chair of the Board of Directors since March 2010. Since 1985, he has been the Managing Partner of Grace Brothers, Ltd., an investment firm which holds approximately 3% of the outstanding shares of our common stock. Mr. Whitmore and Grace Brothers, Ltd. collectively hold slightly less than 30% of the outstanding shares of our common stock. Within the past five years, Mr. Whitmore has served as a director of several non-public companies related to ownership of Grace Brothers, Ltd./affiliates investments as well as not-for-profit organizations. Mr. Whitmore has been nominated for re-election to our Board of Directors because of his corporate development expertise.

Our Board of Directors has approved the above-named nominees for directors. Our Board of Directors recommends a vote FOR all of these nominees. Unless otherwise directed on your proxy, your shares will be voted FOR the above-named nominees for directors.

CORPORATE GOVERNANCE

General

Pursuant to the General Corporation Law of the State of Delaware, the state under which we were organized, and our By-laws, our business, property and affairs are managed by or under the direction of our Board of Directors. Members of our Board of Directors are kept informed of company business through discussions with our President and Chief Executive Officer and other corporate officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Our Board of Directors has determined that all of our directors (other than Michael D. Popielec, who serves as our President and Chief Executive Officer) are “independent” for purposes of the listing standards of the Nasdaq Stock Market. Our Board of Directors has also determined that the Chair of the Board of Directors should be an independent director. We believe that the segregation of the roles of Board Chair and President and Chief Executive Officer ensures better overall governance of our company and provides meaningful checks and balances regarding our overall performance. This structure allows our President and Chief Executive Officer to focus on our business while the Board Chair leads our Board of Directors in establishing corporate policy and complying with heightened regulatory scrutiny.

Our Board of Directors has four standing committees: an Audit and Finance Committee, a Governance Committee, a Compensation and Management Committee, and a Strategy and Corporate Development Committee (formerly the Mergers and Acquisitions Committee). During 2011, our Board of Directors held seven meetings and the committees of our Board of Directors held a total of 26 meetings. During 2011, Bradford T. Whitmore served as our Board Chair. As Board Chair, Mr. Whitmore served as a non-voting ex-officio member of all of our Board committees. Each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board; and (2) the total number of meetings held by all committees of the Board on which he or she served.

Our Board of Directors has adopted a charter for each of the four standing committees that addresses the composition and function of each committee and has also adopted Corporate Governance Principles that address the composition and function of the Board of Directors. These charters and Corporate Governance Principles are available on our website at http://investor.ultralifecorporation.com under the subheading “Corporate Governance.” Pursuant to our Corporate Governance Principles, it is our policy that directors retire from service at the annual meeting following a director’s 70th birthday.

Our Board of Directors has determined that all of the directors who serve on these committees are “independent” for purposes of the listing standards of the Nasdaq Stock Market, and that the members of the Audit and Finance Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act. Our Board of Directors based these determinations primarily on a review of the responses of the directors to questions regarding employment, compensation history, affiliations and family and other relationships, and on follow-up discussions.

Committees of the Board of Directors

Audit and Finance Committee

The current members of the Audit and Finance Committee are Thomas L. Saeli (Chair), Patricia C. Barron and Robert W. Shaw II. This committee selects our independent registered public accounting firm and has oversight responsibility for reviewing the scope and results of the independent registered public accounting firm’s annual examination of our financial statements and the quality and integrity of those financial statements. Further, the committee reviews the qualifications and independence of the independent registered public accounting firm, and meets with our financial management, including our Internal Audit Manager, and the independent registered public accounting firm to review matters relating to internal accounting controls, our accounting practices and procedures and other matters relating to our financial condition. The committee also reviews and monitors areas of financial risk that could have a material impact on our company. The Audit and Finance Committee met ten times during 2011.

Our Board of Directors has determined that each of the members of the Audit and Finance Committee is “financially literate” in accordance with the listing standards of the Nasdaq Stock Market. In addition, our Board of Directors has determined that Mr. Saeli qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Governance Committee

The current members of the Governance Committee are Patricia C. Barron (Chair), Steven M. Anderson and Thomas L. Saeli. This committee reviews the performance and compensation of our directors, makes recommendations to our Board of Directors for membership and committee assignments and for the compensation of our directors, and manages the annual evaluation of the performance of our President and Chief Executive Officer. The Governance Committee met five times during 2011.

The Governance Committee identifies potential nominees for directors based on its own research for appropriate candidates as well as on recommendations received by directors or from shareholders as described below. On occasion, the Governance Committee will retain an executive search firm to assist in the identification of potential director nominees. The committee will also evaluate information provided by the National Association of Corporate Directors about prospective Board candidates. The evaluation process and the factors considered in undertaking that evaluation are set forth under the caption “Shareholder Recommendations for Director Nominations” below.

The Governance Committee also has overall responsibility for assessing and managing our exposure to various risks.

Compensation and Management Committee

The current members of the Compensation and Management Committee are Ranjit C. Singh (Chair), Steven M. Anderson and James A. Croce. The Compensation and Management Committee has general responsibility for determining the compensation of officers elected by our Board of Directors, granting stock options and restricted stock awards and otherwise administering our equity compensation plans, and approving and administering any other compensation plans or agreements. Our Restated 2004 Long-Term Incentive Plan, as amended, which we refer to in this proxy statement as the Restated LTIP, is administered by the Compensation and Management Committee. The Compensation and Management Committee met five times during 2011.

Strategy and Corporate Development Committee

The current members of the Strategy and Corporate Development Committee are Robert W. Shaw II (Chair), James A. Croce and Ranjit C. Singh. The Strategy and Corporate Development Committee is responsible for working with management to develop corporate strategy and for identifying and evaluating acquisition opportunities. The Strategy and Corporate Development Committee met six times during 2011.

Shareholder Recommendations and Standards for Director Nominations

As noted above, the Governance Committee considers and establishes procedures regarding recommendations for nomination to our Board of Directors, including nominations submitted by shareholders. Such recommendations, if any, should be sent to Corporate Secretary, Ultralife Corporation, 2000 Technology Parkway, Newark, New York 14513. Any recommendations submitted to the Corporate Secretary should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as a director, if elected. The Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation.

Based on the information provided to the Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. The Governance Committee considers the composition and size of the existing Board of Directors, along with other factors, in making its determination to conduct a full evaluation of a candidate. As part of the full evaluation process, the Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Governance Committee may also ask the candidate to meet with management and other members of our Board of Directors. In evaluating a candidate, our Board of Directors, with the assistance of the Governance Committee, takes into account a variety of factors as described in our Corporate Governance Principles, including the particular experience, attributes and skills that would qualify the candidate to serve as a director. The criteria for selection to our Board of Directors include character and leadership skills, general business acumen and executive experience; and knowledge of strategy, finance, relations between business and government, internal business – all to ensure an active Board of Directors whose members work well together and possess the collective knowledge and expertise required. Our Governance Committee reviews the qualifications of any candidate with those of its current directors to augment and complement the skill sets of our current Board members. We believe that it is important for our Board of Directors to be comprised of individuals with diverse backgrounds, skills and experiences. Although we do not have a formal diversity policy and identify qualified potential candidates without regard to any particular classification, we believe that the breadth of experience and qualifications of our Board members promotes Board diversity.

Annual Meeting Attendance

Our policy is that all of the directors, absent special circumstances, should attend our Annual Meeting of Shareholders. A regular meeting of the Board of Directors is typically scheduled in conjunction with the Annual Meeting of Shareholders. All directors attended last year’s Annual Meeting of Shareholders.

Executive Sessions

Our Corporate Governance Principles require our Board of Directors to meet in executive session regularly by requiring our independent directors to have at least four regularly-scheduled meetings per year without management present. Our Board of Directors met in executive session six times during 2011. In addition, our standing committees meet in executive session on a regular basis.

Communicating with the Board of Directors

Shareholders interested in communicating directly with our Board of Directors as a group or individually may do so in writing to our Corporate Secretary, Ultralife Corporation, 2000 Technology Parkway, Newark, New York 14513. The Corporate Secretary will review all such correspondence and forward to our Board of Directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with the functions of the Board of Directors or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board of Directors and request copies of any such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Audit and Finance Committee and handled in accordance with the procedures established by the Audit and Finance Committee with respect to such matters.

Code of Ethics

We have a Code of Ethics applicable to all employees, including our Principal Executive Officer and our Principal Financial Officer (who is also our Principal Accounting Officer), and, to the extent it applies to their activities, all members of our Board of Directors. Our Code of Ethics incorporates the elements of a code of ethics specified in Item 406 of Regulation S-K and also complies with the Nasdaq Stock Market requirements for a code of conduct. Shareholders can find a link to this Code of Ethics on our website at http://investor.ultralifecorporation.com under the subheading “Corporate Governance.” We intend to post amendments to or waivers (whether expressed or implied) from the Code of Ethics (to the extent applicable to our Principal Executive Officer or Principal Financial Officer) at the same location on our website as the Code of Ethics.

Our Code of Ethics emphasizes our commitment to conducting business in a legal and ethical manner and encourages prompt and confidential reporting of any suspected violations of law or the Code of Ethics. As part of our Code of Ethics, directors and employees are expected to make business decisions and to take actions based upon the best interests of our company and not based upon personal relationships or benefits. Any potential conflict of interest, and any transaction or relationship involving our officers or directors that could give rise to a conflict of interest, must be reviewed and resolved by our Governance Committee.

Related Party Transactions

We have adopted written policies and procedures for the review and approval or ratification of any “related party transaction,” defined by us as any transaction, or proposed transaction, in excess of $120,000 between us and any of our executive officers, directors or director nominees. The policy provides that each related party transaction must be reviewed by our Audit and Finance Committee. The committee reviews the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arms-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Ethics, and either recommends that the Board of Directors approve or disapprove the related party transaction. We will disclose all required related party transactions in our filings with the SEC. To our knowledge, no reportable transaction existed during 2011, and there are currently no such proposed transactions.

Risk Management

Our management team is responsible for assessing and managing our exposure to various risks. We have an enterprise risk management process to identify, assess and manage the most significant risks facing our company. Our Governance Committee has general responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage our exposure to risk. Our Audit and Finance Committee has oversight responsibility for financial risks and other risks that could have a material impact on our company. Our management reviews these financial risks with our Audit and Finance Committee regularly and reviews the risk management process, as it affects financial risks, with our Audit and Finance Committee on an on-going basis.

Our Compensation and Management Committee evaluates the extent to which our compensation policies expose us to risk that could threaten the value of our company.

In 2011,

•	all bonus plans were reviewed with Human Resources, Finance and our Chief Executive Officer, and officer bonus plans required Compensation and Management Committee approval;

•	the metrics of those bonus plans were reviewed to make sure they were financial in nature and were stretch in nature;

•	all commission plans were developed by the Business Unit Vice Presidents and Human Resources followed by Finance and Chief Executive Officer review;

•

all stock option or equity requests are approved by Human Resources, our Chief Executive Officer and the Business Unit leader followed by Compensation and Management Committee approval and, in the case of awards for more than 10,000 shares, Board of Directors approval;

•

additional guidelines were adopted so that effective January 1, 2011 the Compensation and Management Committee is notified and in some cases must approve certain compensation actions for key non-officer employees.

The Compensation and Management Committee has reviewed our incentive compensation arrangements to determine whether the risks related to the design and operation of our compensation plans and programs, if present, were reasonably likely to have a material adverse effect on our company. We have concluded that such arrangements do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on our company.

DIRECTOR COMPENSATION

We use a combination of cash compensation and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. Our practice is to resurvey our peer group companies every two to three years to ascertain whether our overall director compensation is appropriate and balanced. If we perceive that there has been a major change in our company or the market, we may conduct a more frequent survey. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties to us, the skill-level required by members of our Board of Directors, and, based on an independent review by our external compensation consultant and other publicly available director compensation data, the compensation paid to directors in similar sized organizations in our industry. Our program remains designed to deliver annual director compensation at approximately the median of companies in similar industries and of similar size. As our directors are elected annually in June of each year, our annual director compensation period runs from July 1 to June 30.

Director Cash Compensation

Each non-employee director receives an annual cash retainer of $20,000, except for the Board Chair, who receives an annual cash retainer of $28,000. In addition, each director who is a member of a Board committee receives an additional cash retainer for such committee service as summarized in the tables below.

For the Period July 1, 2010 to June 30, 2011

	Annual Retainer for Committee Members	Annual Retainer for Committee Chair
Audit and Finance Committee	$6,750	$16,750
Compensation and Management Committee	$5,250	$13,250
Governance Committee	$4,500	$9,500
Strategy and Corporate Development Committee	$3,750	$8,750

For the Period July 1, 2011 to June 30, 2012

	Annual Retainer for Committee Members	Annual Retainer for Committee Chair
Audit and Finance Committee	$6,750	$16,750
Compensation and Management Committee	$5,250	$13,250
Governance Committee	$4,500	$9,500
Strategy and Corporate Development Committee	$4,500	$9,500

Annual retainers for both committee members and committee chairs are paid quarterly in cash. For Board and committee service during the fiscal year ended December  31, 2011, we paid our directors an aggregate $237,890.

Directors’ Stock-Based Incentive Compensation

Our equity compensation program for directors provides each director with an annual award of shares of our common stock without any restrictions. The aggregate value of the award for each non-employee director is $40,000 and the aggregate value of the award for the Board Chair is $66,000. Our directors are elected annually in June of each year. Accordingly, these grants of common stock to our current directors were scheduled for four equal installments on August 15, 2011, November 15, 2011, February 15, 2012 and May 15, 2012. In order to receive an installment of common stock, a director must be a current member of our Board of Directors on the scheduled installment payment date. To determine the number of shares of common stock to award based on this valuation, the value of each quarterly award, which is $10,000 for each director other than the Board Chair and $16,500 for the Board Chair, is divided by the volume weighted average price (“VWAP”) of the common stock on the grant date of the award. On August 15, 2011, each incumbent non-employee director received 2,089 shares of common stock and the Board Chair received an additional 1,358 shares of common stock. On November 15, 2011, each incumbent non-employee director received 2,268 shares of common stock and the Board Chair received an additional 1,474 shares of common stock. On February 15, 2012, each incumbent non-employee director received 2,127 shares of common stock and the Board Chair received an additional 1,382 shares.

Our directors also have stock ownership guidelines which require them to hold 2,000 shares. Directors have two years to achieve the required ownership. Furthermore, until the required stock ownership guidelines are met, directors are required to hold at least 50% of all vested after-tax shares and 50% of shares received on exercise of stock options. Currently, all of our non-employee directors meet the share ownership guidelines.

Director Compensation for 2011

The table below summarizes the compensation paid by us to our non-employee directors for their service during the fiscal year ended December 31, 2011.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Steven M. Anderson	29,752	40,004	69,756
Patricia C. Barron	36,252	40,004	76,256
James A. Croce	29,752	40,004	69,756
Thomas L. Saeli	40,878	40,004	80,882
Robert W. Shaw II	35,878	40,004	75,882
Ranjit C. Singh	37,378	40,004	77,382
Bradford T. Whitmore	28,000	66,003	94,003

(1)	Michael D. Popielec is ineligible to receive compensation for his service as a director because he is also an employee, serving as our President and Chief Executive Officer.
(2)	The amounts set forth in this column reflect the aggregate grant date fair value of stock awards granted during 2011. The Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) (formerly, Statement of Financial Accounting Standards No. 123R, Share-Based Payment), requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity awards at the time of grant. The compensation expense for such awards is expensed at the time of grant. There was no stock option expense in 2011 for directors’ options since no stock options were granted to directors during 2011. The assumptions used to determine the valuation of the awards are discussed in Note 7 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The number of shares granted in 2011 and the grant date fair value of those grants determined in accordance with ASC 718 are set forth below.

Name	Grant Date	Shares (#)	Grant Date Fair Value ($)
Steven M. Anderson	2/15/11	1,474	10,002
	5/15/11	2,227	10,002
	8/15/11	2,089	10,000
	11/15/11	2,268	10,000

Patricia C. Barron	2/15/11	1,474	10,002
	5/15/11	2,227	10,002
	8/15/11	2,089	10,000
	11/15/11	2,268	10,000

James A. Croce	2/15/11	1,474	10,002
	5/15/11	2,227	10,002
	8/15/11	2,089	10,000
	11/15/11	2,268	10,000

Thomas L. Saeli	2/15/11	1,474	10,002
	5/15/11	2,227	10,002
	8/15/11	2,089	10,000
	11/15/11	2,268	10,000

Robert W. Shaw II	2/15/11	1,474	10,002
	5/15/11	2,227	10,002
	8/15/11	2,089	10,000
	11/15/11	2,268	10,000

Ranjit C. Singh	2/15/11	1,474	10,002
	5/15/11	2,227	10,002
	8/15/11	2,089	10,000
	11/15/11	2,268	10,000

Bradford T. Whitmore	2/15/11	2,432	16,503
	5/15/11	3,674	16,500
	8/15/11	3,447	16,500
	11/15/11	3,742	16,500

(3)	The aggregate number of director stock options outstanding at December 31, 2011 were as follows:

Name	Stock Options
Steven M. Anderson	—
Patricia C. Barron	18,000
James A. Croce	—
Thomas L. Saeli	—
Robert W. Shaw II	—
Ranjit C. Singh	30,000
Bradford T. Whitmore	—

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis, which we refer to as CD&A, provides information about the compensation programs for our President and Chief Executive Officer, our Chief Financial Officer and Treasurer, our Vice President of Administration, Secretary and General Counsel and our former Vice President, Corporate Compliance Officer, to whom we refer collectively as our “Named Executive Officers.” This CD&A includes our compensation philosophy and the objectives of our executive compensation programs, descriptions of each of the elements of our executive compensation programs and the basis for the compensation decisions we made during 2011.

Our Named Executive Officers for 2011 are:

•	Michael D. Popielec, President and Chief Executive Officer

•	Philip A. Fain, Chief Financial Officer and Treasurer

•	Peter F. Comerford, Vice President of Administration, Secretary and General Counsel

•	Patrick R. Hanna, Jr., Vice President, Corporate Compliance Officer (position eliminated June 29, 2011)

Messrs. Popielec, Fain, Comerford and Hanna were our only Named Executive Officers for 2011. Although some of our other employees received total compensation in excess of $100,000 during 2011, none of these other employees is an executive officer as such term is defined under Rule 3b-7 of the Exchange Act.

Executive Summary

Our compensation philosophy is designed by our Compensation and Management Committee, which we refer to in this CD&A as the Committee, to align the interests of our Named Executive Officers with those of our shareholders by rewarding performance that enhances the long-term objective of increasing shareholder value. Our executive compensation programs are designed to motivate our Named Executive Officers to achieve strong financial, operational and strategic performance and to provide a link between the amounts earned by our Named Executive Officers and the creation of shareholder value. We encourage you to read this CD&A for a detailed discussion and analysis of our executive compensation programs, including information about the 2011 compensation of our Named Executive Officers.

2011 Financial Performance and Compensation Actions

We use GAAP operating income for purposes of determining achievement under our annual Short-Term Incentive Plan, which we refer to in this proxy statement as the STIP.

Our fiscal 2011 financial performance, along with the individual performance of our Named Executive Officers, served as key factors in making compensation decisions for 2011, including the following:

•

Our 2011 Named Executive Officer STIP (which excludes the President & CEO) is aligned directly to an annual corporate financial target in line with our “pay-for-performance” philosophy. For 2011, operating income of $10 million was the key metric for our Named Executive Officers annual cash incentive awards under the STIP. Our performance with respect to this metric was not met in 2011. Therefore, no short-term annual cash incentive awards were paid to such participating Named Executive Officers.

•

Our President & CEO Bonus Plan for 2011 was aligned directly to an annual corporate financial target in line with our “pay for performance” philosophy. For 2011, operating income of at least $10 million was the key financial metric for our President & CEO Bonus Plan. Our performance with respect to this metric was not met in 2011. As such, our 2011 performance resulted in no bonus being paid to our President & CEO.

•

Long-term equity incentive compensation continues to make up a significant portion of the compensation for each of our Named Executive Officers. During December 2010 (for the 2011 compensation year) and during 2011, long-term equity incentive compensation was granted solely in the form of stock options, as the Committee believed that stock options presented the best incentive to our Named Executive Officers to act in a manner designed to improve our market value by rewarding them only if our market value increases over the term of the stock option. Awards are based on position and performance. Our President & CEO makes recommendations with respect to the awards of the other executive officers, and the Committee determines the actual awards of the executive officers, including the President & CEO. See “Long-Term Incentive Compensation” and “2011 Grants of Plan Based Awards” below for the actual awards made.

Our executive compensation programs contain other key components and features that are designed to reinforce our pay-for-performance philosophy. For example:

•	We do not reimburse or “gross-up” our Named Executive Officers for any of the taxes associated with any of the compensation and benefits we provide to them.

•

We maintain “double-triggered” agreements with certain of our Named Executive Officers under which payment is triggered only by certain terminations of employment subsequent to a change in control of our company.

•

Effective May 25, 2011, we amended the Restated LTIP to modify the definition of “Change in Control” to make it clear that a “Change in Control” occurs only upon the consummation of certain events, as opposed to shareholder approval of an agreement providing for the event.

Grahall & Associates

We engaged an independent executive compensation consulting firm, Grahall & Associates, to work with senior management and the Committee to establish an Executive Total Rewards Strategy, which is being implemented in 2012. Grahall & Associates looked at the competitiveness of our pay practices by making peer group comparisons. They augmented the core peer group that we had used in the past with several additional organizations as some of the organizations in our original peer group had been lost to mergers and acquisitions. In addition to the core peer group analysis, they also provided analysis on a large sample of general technology organizations. Grahall presented several different potential reward strategies to the Committee for consideration.

The basic premise of Grahall’s proposal was that the compensation must be tied to the overall business strategy and the program that is needed for today will more than likely not be the same program needed three years from now, again focusing on the business strategy. The recommended program is a transition model. It more effectively allocates the scarce resources that we have across competing needs than does the current program. It recognizes that when resources are tight, resource allocation needs to be more surgical in nature. This structure is designed to increase our capability to recruit for key competitive advantage positions and should promote the retention of high performers who can impact our business going forward.

Grahall also prepared for us a report on director compensation, and has provided us since with compensation recommendations and market information on key sales position within our organization.

2011 Say-on-Pay Vote

At the 2011 annual meeting of shareholders, we held a non-binding shareholder vote on the compensation of our Named Executive Officers, which we refer to as a Say-on-Pay vote, along with a non-binding vote to determine how often this vote should be held. At that meeting, a plurality of our shareholders expressed a preference that the Say-on-Pay vote take place triennially, as recommended by our Board of Directors. This preference was subsequently adopted by our Board of Directors and therefore the next Say-on-Pay vote will occur at the Company’s 2014 annual meeting of shareholders. The next required advisory vote on the frequency of our Say-on-Pay vote will occur no later than the Company’s 2017 annual meeting of shareholders.

Also at the 2011 annual meeting of shareholders, our shareholders overwhelmingly approved the advisory vote on the compensation of our Named Executive Officers with 99% of the shares entitled to vote voting in favor of our executive compensation program. The Committee believes that this affirms our shareholders’ support of our approach to executive compensation. Based on the substantial shareholder support of our executive compensation program, the Committee did not change its approach to the compensation of our Named Executive Officers in 2011. The Committee remains open to any concerns expressed by our shareholders and will continue to consider the outcome of our future Say-on-Pay votes when making compensation decisions for our Named Executive Officers.

Compensation Philosophy and Objectives

Our compensation philosophy is designed to align the interests of our Named Executive Officers with those of our shareholders by rewarding performance that enhances the long-term objective of increasing shareholder value. The Committee establishes specific annual, long-term and strategic goals and rewards Named Executive Officers for performance that meets or exceeds those goals. In addition, we expect our Named Executive Officers to work to these objectives while maintaining the highest ethical standards.

We design our executive compensation programs to attract, retain and motivate talented individuals, and to motivate them to achieve strong financial, operational and strategic performance. In particular:

•

Our goal for 2011 was to have our compensation package reflect the value of the job in the marketplace, based on the compensation of our peer group (where a comparable position was available). To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

•	Our executive compensation programs are designed to support our pay-for-performance philosophy by aligning compensation with executing long-term business strategies and achieving near-term financial targets. We base compensation decisions on a combination of the level of job responsibility, individual performance and our company performance. Generally, as an individual’s level of responsibility increases, so does the amount of compensation that is “at risk” and dependent on achievement of such goals.

•

We develop and administer our compensation programs to foster the long-term focus required for success in our industry, but we also work to achieve an appropriate balance between short-term and long-term compensation in order to adequately motivate our employees.

To this end, the Committee reviews our executive compensation program annually to assess if we are able to attract and retain talented executives, and to ensure that the total compensation paid to our executives, including our Named Executive Officers, is fair, reasonable, competitive and, where appropriate, performance-based. The Committee also ensures that our total compensation is linked to our ability to meet our annual financial and non-financial goals, and longer term, to drive strong levels of shareholder return.

Setting Executive Compensation

The following table identifies the various individuals and groups who participated in the compensation-setting process for 2011, as well as their responsibilities in connection with such participation.

Participant	Responsibilities

Compensation and Management Committee

•    Responsible for establishing, implementing and monitoring adherence to our compensation philosophy and objectives for our Named Executive Officers

•    Reviewed the performance of our President & CEO and our other Named Executive Officers

•    Engaged an independent executive compensation consulting firm, Grahall & Associates, to work with senior management and the Committee to establish an Executive Total Rewards Strategy which is to be implemented in 2012.

•    Reviewed the peer group composition and compensation program evaluation prepared for the Committee in 2008 by DolmatConnell & Partners, an independent executive compensation consulting firm (reviewed 2010 for 2011 calendar year)

•    Reviewed the peer group data compiled by Human Resources and obtained through Equilar, an independent executive compensation data provider

•    Reviewed our President & CEO’s recommendations regarding the compensation levels of our other Named Executive Officers

•    Approved the compensation levels and STIP payouts (if applicable) for our other Named Executive Officers (except for long-term equity incentive awards of more than 10,000 shares which require full Board approval)

•    Made recommendations to the Board regarding the compensation levels and STIP payout for our President & CEO

President & CEO

•    Reviewed the performance of our other Named Executive Officers

•    Made recommendations to the Committee regarding the compensation levels, base salary, STIP, and LTIP for our other Named Executive Officers with input from our Vice President of Corporate Human Resources

Competitive Market Data

The Committee believes that the compensation of our Named Executive Officers should be generally consistent with pay practices at comparable companies, in order to attract and retain top management talent. Each year, the Committee reviews the executive compensation practices of a group of public companies in our industry that it determines to be our peers based on their revenue and market capitalization. The data used for 2011 recommendations basically utilized the same peer group that was established by DolmatConnell for 2009 to include companies of similar size within our industry. The peer group we used for establishing our 2011 executive compensation programs for our Named Executive Officers was comprised of the following companies:

Advanced Energy Industries, Inc.	LaBarge, Inc.

Aero Vironmento, Inc.	Motorcar Parts of America, Inc.

AZZ, Inc.	Performed Line Products Co.

Bel Fuse, Inc.	Quantum Fuel Systems Technologies Worldwide, Inc.

C&D Technologies, Inc.	SL Industries Inc.

Electro Scientific Industries Inc.	Spectrum Control, Inc.

EMCORE Corp.	Vicor Corp.

Greatbatch, Inc.

Peer group data for our 2011 executive compensation programs was obtained through Equilar, which is an executive compensation data provider that provides benchmark data on publicly held companies on executive compensation, equity grants and compensation practices. If peer group data is not available on a specific Named Executive Officer’s position, we use a composite of published executive compensation surveys.

The Committee uses the peer group executive compensation data as a “market check” only. While the target compensation levels for our Named Executive Officers are not set to correspond to a specific level of market competitiveness, the Committee’s general approach has been to align compensation with the 50th percentile of our peer group. In addition, the Committee exercises significant discretion and judgment in determining individual compensation target levels and actual amounts paid based on its overall understanding of the labor market for executive leadership, our specific needs and each Named Executive Officer’s individual circumstances.

Executive Compensation Components

The 2011 total compensation package for our Named Executive Officers consisted of the following primary components:

Compensation Element	Form of Compensation	Purpose
Base salary	Cash	Provide compensation that is not “at-risk” to compensate our Named Executive Officers for services rendered during the fiscal year

Annual incentive compensation (STIP)/Bonus	Cash	Motivate our Named Executive Officers to attain vital short-term business goals and objectives as reflected in our annual operating plan

Compensation Element	Form of Compensation	Purpose
Long-term incentive compensation	Equity	Incent our Named Executive Officers to focus on company growth, align their compensation with our business strategy and create value for our shareholders

Health and welfare plans	Eligibility to receive health and other welfare benefits paid for by our company, including life insurance, short- and long-term disability insurance and a comprehensive medical and dental plan (we pay the monthly premiums for our Named Executive Officers)	Provide a competitive employee benefits program

Retirement benefits	Eligibility to participate in our 401(k) plan (available to all employees)	Provide an incentive for long-term retention of our Named Executive Officers

Limited perquisites and other personal benefits	A $7,500 benefits allowance for the President & CEO (and a $5,000 allowance for each of the other Named Executive Officers) for benefits such as supplemental long-term disability and company-paid executive physicals and tax preparation services	Provide a competitive compensation package, facilitate strong, focused performance and better enable us to attract and retain superior employees for key positions

Base Salary

Our President & CEO reviews the performance of the other Named Executive Officers and then recommends base salary adjustments, if any, to the Committee. In turn, the Committee independently reviews, adjusts where appropriate and approves the base salary adjustments, if any, based upon the subjective discretion of the Committee. In its executive session, the Committee reviews and recommends to the full Board any base salary adjustment for our President & CEO. If changes to base salaries are recommended and approved, the changes in the base salary are effective during the 1st quarter of the following calendar year.

The Committee typically reviews base salary levels from peer group companies and other published executive compensation surveys (if required) on an annual basis. The Committee has endeavored to better align executive salaries with the market, moving them toward approximately the 50th percentile of our peer group, since base salaries for our executive officers have been significantly below market norms for comparable companies. In addition to looking at the peer group and other published executive compensation surveys, salaries for executives are determined based upon the following factors:

•	Individual performance

•	Company performance

•	Job responsibilities, including any significant change in responsibilities

•	Experience

•	Internal pay equity

•	Retention

In December of 2010, the Committee approved base salary increases to Messrs. Fain and Comerford of 4.2% ($240,000 to $250,000) and 10.0% ($210,000 to $231,000), respectively. The merit increases were approved by the Committee based on company and individual performance and also in consideration of the fact that both were positioned well below the 50th percentile of our peer group as established at the end of 2008. Following their respective increases in base salary, Messrs. Fain and Comerford’s base salaries still remain below the 50th percentile of our peer group. These increases became effective February 14, 2011. Other than these adjustments, no changes were made to the base salaries of our Named Executive Officers during 2011 or early 2012.

Short-Term Incentive Plan 2011

President & CEO

Mr. Popielec was eligible to receive an annual cash bonus outside of the 2011 Executive STIP if we exceeded certain performance metrics that were to be agreed upon no later than January 31, 2011. In 2011, Mr. Popielec’s bonus was based on delivering 2011 operating income. His target bonus amount was 75% of his base salary or $337,500. Bonus payout ranges were from 0% to 140% of the target bonus amount based on the satisfaction of the bonus plan metric. Satisfaction of less than 80% of the bonus plan metric would result in no bonus being paid. Satisfaction of 80% to 99% of the bonus plan metric would in result in bonus ranges from 20% to 100% of the target bonus. Satisfaction of 100% to 125% of the bonus plan metric would result in bonus ranges from 100% to 140% of target bonus. The target bonus of $337,500 would be paid if operating income was equal to or greater than $10 million.

Computation of Bonus Metric for President & CEO

	80%	85%	90%	95%	100%	105%	110%	115%	120%	125%
Operating Income (in Millions)	8	8.5	9	9.5	10	10.5	11	11.5	12	12.5
% of Bonus Target	20%	40%	60%	80%	100%	108%	116%	124%	132%	140%
Bonus Payout Amount (in Thousands)	$67.5	$135.0	$202.5	$270.0	$337.5	$364.5	$391.5	$418.5	$445.5	$472.5

Due to our financial performance in 2011, no STIP or bonus was paid to our President & CEO.

Computation of Bonus Metric for our Named Executive Officers (other than the President & CEO)

Typically, we establish a short-term incentive plan each fiscal year, which provides the Named Executive Officers an opportunity to receive an annual cash payment in addition to their base salaries. The short-term incentive plan is designed to place “at risk” a significant portion of the annual total cash compensation of the Named Executive Officers by linking the amount of compensation that can be achieved under the plan with our financial performance. We believe that the STIP is a key component of maintaining a competitive executive compensation program because it motivates our Named Executive Officers to achieve our short-term financial and strategic objectives while making progress towards our longer term growth.

Setting Threshold, Target and Maximum STIP Levels

Initially, based on the recommendation from the President & CEO, the Committee establishes threshold, target and maximum bonus levels for each Named Executive Officer, which is expressed as a percentage of his base salary. The percentages are determined by the position of the Named Executive Officers within the organization and based upon the review of peer data and other published executive compensation surveys if peer data is not available. The threshold level is the minimum level of performance required before any amount would be earned under the STIP, which is 80% of the company performance target (80% of $10 million = $8 million). The Committee also establishes a maximum bonus level under the STIP. For 2011, that maximum bonus level was two times the target bonus level.

Generally, the Committee sets the target bonus level such that, assuming achievement of the corporate financial metric(s), the combined base salary and annual STIP opportunity for our Named Executive Officers will be at or near the 50th percentile for comparable executives at the companies in our peer group or from published executive compensation surveys if peer group data is not available. For the 2011 STIP, the threshold, target and maximum levels under the STIP were as follows:

Name	Threshold† (as a % of base salary)	Target (as a % of base salary)	Maximum (as a % of base salary)
Philip A. Fain	0%	45%	90%
Peter F. Comerford	0%	30%	60%
Patrick R. Hanna, Jr.*	0%	30%	60%

†	Assumes Company does not make $8 million of operating income (80% of the company target of $10 million).
*	Mr. Hanna’s position was eliminated effective June 29, 2011.

Establishing the STIP Performance Metrics

Normally, at the December Committee meeting, based on the recommendation from the President & CEO, the Committee identifies financial metrics that will be used for the STIP for the following calendar year. The metrics are normally finalized in January/February timeframe after the annual operating plan has been approved.

In setting 2011 executive compensation, the recommendation was made by the President & CEO and approved by the Committee that all Named Executive Officers would have their STIP based on our operating income goal only. The threshold, target and maximum operating income performance under the 2011 STIP were as follows:

Performance Metric	Threshold Goal (80% of Operating Income)	Target Goal (100% of Operating Income)	Maximum Goal (217% of Operating Income)
Operating Income	$8M	$10M	$21.7M

No payout would be made for 2011 if the company performance did not exceed 80% of the $10 million operating income performance target. Performance of 80% to 100% of the company performance target would result in a bonus payout of 0% to 50% of the target bonus amount. Performance from 100% to 122% of the company performance target would result in a bonus payout of 50% to 100% of the target bonus amount, increasing ratably as the company operating income increases. At 122% of the company performance target, participants would receive 100% of their target bonus amount. Performance between 122% to 217% of the company performance target would result in a bonus payout of 100% to 200% of the target bonus amount, increasing ratably as the company operating income increases. Performance in excess of 217% would result in a cap in bonus payout of 200% of the target bonus amount. Potential payouts to our Named Executive Officers other than our President & CEO at threshold target and maximum target were as follows:

Name	Payout at 80% of Target	Payout at 100% of Target	Payout at excess of 217% of Target
Philip A. Fain	0	$56,250	$225,000
Peter F. Comerford	0	$34,650	$138,600
Patrick R. Hanna, Jr.	0	$28,500	$114,000

STIP Payments

While the decisions to make STIP payouts as well as the amounts earned under the STIP are made at the sole discretion of the Committee, in making such determinations, the Committee relies on the recommendations from our President & CEO for all other Named Executive Officers. The Committee makes recommendations to the full Board for the STIP payout (if any) for the President & CEO.

Due to our financial performance in 2011, no STIP or bonus was paid to any of the Named Executive Officers.

Long-Term Incentive Compensation

Long-Term Equity Incentive Compensation – Named Executive Officers other than our President & CEO

We use equity awards to motivate our Named Executive Officers to increase the long-term value of our common stock and align the interests of our Named Executive Officers with those of our shareholders. Long-term equity incentive awards are intended to further our success by ensuring that sustainable value creation is a key factor in our Named Executive Officers’ management of the business and to help retain executives over time.

Long-term equity incentive compensation may consist of equity such as awards of stock options, performance-vested restricted shares and time-vested restricted shares that vest over a multi-year period. This design approach helps align the interests of our Named Executive Officers with those of our shareholders in seeing long-term increases in the value of equity instruments. We use stock options as one of our long-term incentives because, in addition to providing our executive officers with the opportunity to develop a stock ownership stake in our company, they result in compensation only to the extent that the market price of our common stock increases over the term of the stock option.

The size and form of these equity awards was determined by the Committee with recommendations from the President & CEO for the other Named Executive Officers. If the equity awards recommended for the Named Executive Officer exceed 10,000 shares, the awards will be recommended for approval to the Board by the Committee and the Board approves the actions. The Committee also recommends to the full Board any equity awards for the President & CEO.

In the past, the Committee has based the overall long-term incentive compensation around the mid-point (50th percentile) of those companies in our peer group. As with other compensation components, however, the Committee can modify this target either upward or downward based on the Committee’s subjective evaluation of the long-term value of the individual Named Executive Officer to us. In December 2010 (as a component of the 2011 executive compensation program), the Committee approved only stock options, as more fully described below, in the belief that when granted with an exercise price at or above the current market price, stock options represent the best incentive to our Named Executive Officers to act in a manner designed to improve our market value and to reward our Named Executive Officers only if the market value increases over the term of the stock option. In the past, the Committee has determined the value of long-term equity incentive compensation to be granted to each Named Executive Officer based on factors including the individual’s level of responsibility with our company and the results of the Committee’s annual evaluation of the individual’s performance, and then utilizes the peer group compensation data as a check on the competitiveness of the level of compensation.

The Committee recommended to the Board and the Board approved the granting of options to purchase shares of our common stock under our Restated LTIP to certain Named Executive Officers. Mr. Fain received an option to acquire 50,000 shares at an exercise price of $4.42 per share, with a seven-year term and vesting over a three-year period in equal installments; and Mr. Comerford received an option to purchase 26,000 shares at an exercise price of $4.42 per share, with a seven-year term and vesting over a three-year period in equal installments. Mr. Fain received an additional option to purchase 20,000 shares at an exercise price of $3.98 per share, with a seven-year term and vesting over a three-year period in equal installments. These grants were issued in accordance with our 2012 Executive Total Rewards Strategy. The determination of who receives long-term incentive awards and how many awards they receive is based on the criticality of their role, their performance, their potential and their ability to drive our long-term business strategy.

Long-Term Equity Incentive Compensation – President & CEO

Long-term equity incentive compensation is a significant component of Mr. Popielec’s compensation package. Under his employment agreement, Mr. Popielec received the following options to purchase shares of our common stock:

Date of Grant	Number of Shares	Exercise Price	Vesting Schedule
December 30, 2010	50,000	$6.4218	Twenty five percent of the shares will vest on each of the four anniversaries of the date of grant.
January 3, 2011	50,000	$6.5820	Twenty five percent of the shares will vest on each of December 30, 2011, December 30, 2012, December 30, 2013 and December 30, 2014.

In addition, Mr. Popielec received three additional stock options, each of which was conditioned upon shareholder approval of our Restated LTIP at our 2011 annual meeting. This approval was obtained in our 2011 annual meeting, which was held in June 2011. As detailed below, most of these stock options were granted with an exercise price substantially above the grant date fair market value of our common stock.

Date of Grant	Number of Shares	Exercise Price	Vesting Schedule
December 30, 2010	250,000	$6.4218	Twenty five percent of the shares will vest on each of the four anniversaries of the date of grant.
December 30, 2010	200,000	$10.00	Vesting begins on the date the stock first reaches a closing price equal to the exercise price for 15 trading days in a 30 trading-day period, with such vesting in equal amounts over the four anniversary dates of that date.
December 30, 2010	200,000	$15.00	Vesting begins on the date the stock first reaches a closing price equal to the exercise price for 15 trading days in a 30 trading-day period, with such vesting in equal amounts over the four anniversary dates of that date.

Retirement Benefits

We provide to all active employees a tax-qualified 401(k) plan that provides for both employer and employee contributions. Employees may defer annually to the plan up to the IRS limits. We provide a company match of 50% of an employee’s deferrals, up to a maximum of 4% of the employee’s annual salary.

Perquisites and Other Personal Benefits

We provide our Named Executive Officers with perquisites and other personal benefits that we and the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our Named Executive Officers.

The aggregate incremental costs of the personal benefits provided to our Named Executive are included in the “All Other Compensation” column of the 2011 Summary Compensation Table.

Other 2011 Compensation Actions

Relocation Benefits – President & CEO

Under his employment agreement, Mr. Popielec was also entitled to the following relocation benefits:

•	Rent and commuting transportation to the Rochester, New York area for up to nine months during 2011, as needed, for a total actual expense not to exceed $50,000.

•

Payment of all actual reasonable relocation and moving expenses incurred in 2011, including expenses incurred by Mr. Popielec and his spouse for travel to the Rochester, New York area to locate living accommodations, packing and transporting of household items to the new household and meals, lodging and travel in connection with the move to the new household, in an aggregate amount not to exceed $60,000.

•

Payment of all actual reasonable current house sale/closing costs, including deed preparation, tax stamps, reasonable attorneys’ fees, real estate transfer taxes and real estate commissions incurred in 2011 and 2012.

Stock Ownership and Retention Guidelines for 2011

In order to better align the interests of executive officers and shareholders, several years ago the Committee implemented stock ownership and retention guidelines for executive officers. The stock ownership requirements for executive officers are as follows:

President & CEO	1.00 times salary
Chief Financial Officer	0.50 times salary
Other Executive Officers	0.33 times salary

For 2011, the Committee established the presumed share price at $5.59 per share, which was based on the volume weighted average price of our common stock for the two-year period ended December 31, 2010. Each year the Committee will establish a new presumed share price for the following year based on the volume weighted average price of our common stock for the preceding two-year period. Executive officers have three years to achieve the required holdings, which are based on the presumed share price. Additionally, there are shareholding requirements which require that until the share ownership guidelines are met, executive officers must hold at least 50% of all vested restricted share grants (on an after tax basis) and 50% of shares received on exercise of stock options. Shares owned by an executive, as well as shares underlying awards of stock options and restricted stock count towards the executive’s goal. All Named Executive Officers have either met or are on target to meet their applicable stock ownership guidelines.

The Committee is currently reviewing the Named Executive Officer Stock Ownership Guidelines for 2012 to ensure that best practices are being used.

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under the executive compensation plans is fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments, including stock options and restricted stock awards, in accordance with the requirements of SFAS 123(R), now referred to as ASC 718.

Compensation and Management Committee Report

The Compensation and Management Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Management Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our 2011 Annual Report on Form 10-K.

The Compensation and Management Committee:

Ranjit C. Singh, Chair

Steven M. Anderson

James A. Croce

2011 Summary Compensation Table

The following table sets forth information concerning the compensation awarded to, paid to or earned by the Named Executive Officers for all services in all capacities to us and our subsidiaries during 2009, 2010 and 2011:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Michael D. Popielec (5)	2011	436,611	—	—	1,413,316	—	15,407	1,865,334
President and Chief	2010	—	—	—	193,831	—	—	193,831
Executive Officer
Philip A. Fain	2011	249,608	—	—	101,492	—	15,711	366,811
Chief Financial Officer	2010	250,927	—	—	97,499	107,705	12,090	468,221
and Treasurer	2009	240,538	—	22,501	109,956	—	9,189	382,184
Peter F. Comerford	2011	228,717	—	—	52,775	—	11,500	292,992
Vice President of	2010	210,453	—	—	77,999	62,828	9,994	361,274
Administration, Secretary and General Counsel	2009	210,066	—	13,505	69,345	—	11,529	304,445
Patrick R. Hanna, Jr. (6)	2011	150,542	—	—	—	—	67,878	218,420
Vice President, Corporate	2010	192,429	—	—	38,999	56,844	10,479	298,751
Compliance Officer	2009	190,655	—	10,797	42,460	—	9,883	253,795

(1)	The amount in the Stock Awards column is the grant date fair value of restricted share awards granted pursuant to our shareholder-approved Restated LTIP calculated in accordance with ASC 718. See Note 7 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for the assumptions we used in valuing and expensing these restricted share awards in accordance with ASC 718.
(2)	The amounts reported in the Option Awards column represent the grant date fair value of stock option awards granted pursuant to our shareholder-approved Restated LTIP calculated in accordance with ASC 718. See Note 7 to our audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2009, 2010 and 2011 for the assumptions we used in valuing and expensing these stock options in accordance with ASC 718.
(3)	Mr. Popielec’s 2011 stock option awards consist of stock options that were part of his compensation package that was approved by the Board of Directors in connection with the execution of his employment agreement, which was effective on December 30, 2010. Other than the two stock options for 50,000 shares each that were granted to Mr. Popielec on December 30, 2010 and January 3, 2011, the remaining stock options granted to Mr. Popielec in connection with his employment agreement were conditioned on shareholder approval of our Restated LTIP, which was approved at our annual meeting of shareholders on June 7, 2011.
(4)	All Other Compensation for 2011 consists of the following:

	401(k) Plan Employer Match ($)	Other Benefits (a) ($)	Total ($)
Michael D. Popielec	4,875	10,532	15,407
Philip A. Fain	7,292	8,419	15,711
Peter F. Comerford	5,269	6,231	11,500
Patrick R. Hanna, Jr.	4,047	5,367	9,414

(a)	The “Other Benefits” column of the above table includes premiums paid for group medical and dental coverage, life insurance and long-term care insurance.

In addition to the items in the above table, in connection with the elimination of Mr. Hanna’s position on June 29, 2011, he received severance in the form of salary continuation in the amount of $58,464.

(5)	Mr. Popielec became our President and Chief Executive Officer effective December 30, 2010.
(6)	Mr. Hanna’s position as Vice President, Corporate Compliance Officer was eliminated June 29, 2011, and Mr. Hanna ceased working for us on August 31, 2011.

2011 Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during 2011:

								All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
					Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)
Name	Type of Award	Plan	Grant Date (1)	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Michael D. Popielec	Cash Incentive	Executive STIP	—	—	—	337,500	472,500
	Option	LTIP	01/03/11	12/30/10				50,000	6.58	6.60	146,119
	Option	LTIP	06/07/11	12/30/10				250,000	6.42	4.93	493,156
	Option	LTIP	06/07/11	12/30/10				200,000	10.00	4.93	409,758
	Option	LTIP	06/07/11	12/30/10				200,000	15.00	4.93	364,283
Philip A. Fain	Cash Incentive	STIP	—		—	56,250	225,000
	Option	LTIP	12/09/11	12/09/11				50,000	4.42	4.45	101,492
Peter F. Comerford	Cash Incentive	STIP	—		—	34,650	138,600
	Option	LTIP	12/09/11	12/09/11				26,000	4.42	4.45	52,775
Patrick R. Hanna, Jr.	Cash Incentive	STIP	—	—	—	28,500	114,000

(1)	Mr. Popielec’s stock options were part of his compensation package that was approved by the Board of Directors in connection with the execution of his employment agreement, which was effective on December 30, 2010. Other than the stock option for 50,000 shares that was granted to Mr. Popielec on January 3, 2011, the remaining stock options granted to Mr. Popielec during 2011 were conditioned on shareholder approval of our Restated LTIP, which was approved at our annual meeting of shareholders on June 7, 2011.
(2)	For Mr. Popielec, the amounts in these columns represent the potential threshold, target and maximum bonus under the 2011 Executive STIP. For all other Named Executive Officers, the amounts in these columns represent the potential threshold, target and maximum bonus under the STIP. Under the terms of the STIP, the maximum award amount is payable as an overachievement award. As described in the CD&A, no amounts were earned under either the 2011 Executive STIP or the STIP based on 2011 performance.
(3)	Other than the stock options granted to Mr. Popielec on June 7, 2011 with exercise prices of $10.00 and $15.00 per share, the exercise price of stock options granted on January 3, 2011, June 7, 2011 and December 9, 2011 is equal to the volume weighted average sales price of our common stock, as determined in accordance with the trading rules of the NASDAQ Global Market, on the respective date of grant.

Outstanding Equity Awards at December 31, 2011

The following table sets forth information concerning the number of shares underlying exercisable and non-exercisable options outstanding at December 31, 2011 and unvested restricted stock awards outstanding at December 31, 2011 for our Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Michael D. Popielec	12,500	37,500	(2)	$6.4218	12/30/2017
	62,500	187,500	(3)	6.4218	12/30/2017
	12,500	37,500	(4)	6.5820	12/30/2017
	0	200,000	(5)	10.0000	01/24/2019
	0	200,000	(6)	15.0000	01/14/2020

Philip A. Fain						662	(7)	2,661
	10,000	0		11.4217	09/07/2014
	50,000	0		12.7385	03/07/2015
	5,318	2,658	(8)	12.1848	01/14/2016
	22,000	11,000	(9)	3.9085	12/04/2016
	8,334	16,666	(10)	6.9061	12/03/2017
	0	50,000	(11)	4.4218	12/09/2018

Peter F. Comerford						397	(12)	1,596
	1,000	0		17.1200	03/31/2012
	1,000	0		16.1500	06/30/2012
	1,000	0		12.9200	09/30/2012
	21,000	0		12.9600	12/09/2012
	1,000	0		12.0000	12/30/2012
	1,000	0		12.8500	03/31/2013
	7,500	0		10.5500	12/21/2013
	6,000	0		13.4338	12/07/2014
	2,659	1,329	(8)	12.1848	01/14/2016
	16,000	8,000	(13)	3.9085	12/04/2016
	6,667	13,333	(14)	6.9061	12/03/2017
	0	26,000	(15)	4.4218	12/09/2018

Patrick R. Hanna, Jr.	500	0		17.1200	03/31/2012
	500	0		16.1500	06/30/2012
	500	0		12.9200	09/30/2012
	11,500	0		12.9600	12/09/2012

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
	500	0	12.0000	12/30/2012
	500	0	12.8500	03/31/2013
	7,500	0	10.5500	12/21/2013
	6,000	0	13.4338	12/07/2014
	2,216	0	12.1848	01/14/2016
	4,000	0	3.9085	12/04/2016

(1)	The amounts set forth in this column equal the number of time-based restricted stock awards indicated multiplied by the closing price of our common stock on December 31, 2011 ($4.02).
(2)	This stock option vested on December 30, 2011 with respect to 12,500 shares and will vest in equal installments of 12,500 shares on each of December 30, 2012, 2013 and 2014.
(3)	This stock option vested on December 30, 2011 with respect to 62,500 shares and will vest in equal installments of 62,500 shares on each of December 30, 2012, 2013 and 2014.
(4)	This stock option vested on December 30, 2011 with respect to 12,500 shares and will vest in equal installments of 12,500 shares on each of December 30, 2012, 2013 and 2014.
(5)	This option will vest on the date our common stock first reaches a closing price of $10 for 15 trading days in a 30-day trading period, with such vesting in equal amounts over the four anniversary dates of that date.
(6)	This option will vest on the date our common stock first reaches a closing price of $15 for 15 trading days in a 30-day trading period, with such vesting in equal amounts over the four anniversary dates of that date.
(7)	The remaining 662 shares subject to this restricted stock award vested on January 14, 2012.
(8)	This stock option vested on January 14, 2012 with respect to 2,658 shares for Mr. Fain and 1,329 shares for Mr. Comerford.
(9)	This stock option will vest with respect to 11,000 shares on December 4, 2012.
(10)	This consists of two stock option grants: one which will vest with respect to 4,769 shares on December 3, 2012 and another which will vest with respect to 3,564 shares on December 3, 2012 and with respect to 8,333 shares on December 3, 2013.
(11)	This stock option will vest with respect to 16,667 shares on December 9, 2012, 16,666 shares on December 9, 2013 and 16,667 shares on December 9, 2014.
(12)	The remaining 397 shares subject to this restricted stock award vested on January 14, 2012.
(13)	This stock option will vest with respect to 8,000 shares on December 4, 2012.
(14)	This stock option will vest in equal installments on December 3, 2012 and December 3, 2013.
(15)	This stock option will vest with respect to 8,667 shares on December 9, 2012 and December 9, 2013 and 8,666 shares on December 9, 2014.

2011 Option Exercises and Stock Vested

The following table sets forth information concerning the number of shares of our common stock acquired and the value realized on vesting of restricted stock awards during 2011 by the Named Executive Officers. None of our Named Executive Officers exercised any stock options during 2011.

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael D. Popielec	—	—
Philip A. Fain	1,262	7,903
Peter F. Comerford	797	5,021
Patrick R. Hanna, Jr.	718	4,451

(1)	The value realized on the vesting of stock awards is based on the closing price of our common stock on the vesting date multiplied by the number of shares acquired.

2011 Pension Benefits Table

We do not have any qualified or nonqualified defined benefit plans.

2011 Nonqualified Deferred Compensation Table

We do not have any nonqualified defined contribution or other nonqualified deferred compensation plans.

Employment Arrangements

Mr. Popielec

On December 6, 2010, we entered into an employment agreement with Mr. Popielec which provides that, effective December 30, 2010, Mr. Popielec became our President and Chief Executive Officer, succeeding Mr. Kavazanjian. In connection with his appointment as our President and Chief Executive Officer, we set Mr. Popielec’s annual base salary at $450,000. Mr. Popielec is also eligible to receive an annual cash bonus outside our short-term cash bonus incentive plan if we exceed certain quantitative and qualitative performance metrics to be agreed upon no later than January 31 of the year for which the bonus applies. Satisfaction of 80% to 99% of the bonus plan metrics will result in bonus ranges from 20% to 100% of Mr. Popielec’s target bonus. Satisfaction of 100% to 125% of the bonus plan metrics will result in bonus ranges from 100% to 140% of Mr. Popielec’s target bonus. In no event will the bonus exceed 140% of Mr. Popielec’s target bonus. For 2011 and each year thereafter, Mr. Popielec’s target bonus shall not be less than 75% of his 2011 base salary.

Mr. Popielec is also a participant in our Restated LTIP. Pursuant to the terms of his employment agreement, Mr. Popielec was granted options to purchase shares of our common stock. Certain of the options granted on December 30, 2010 were conditional and were subject to shareholder approval to increase the number of shares available under our Restated LTIP. Shareholder approval was obtained in June 2011.

We also agreed that Mr. Popielec shall be entitled to the following relocation benefits: (i) rent in and commute transportation to the Rochester, New York area for up to nine months, as needed, during

2011 for a total actual expense not to exceed $50,000; (ii) payment of all actual reasonable relocation and moving expenses, including expenses incurred by Mr. Popielec and his spouse for travel to the Rochester, New York area to locate living accommodations, packing and transporting of household items to the new household and meals, lodging and travel in connection with the move to the new household, incurred in 2011 in an aggregate amount not to exceed $60,000; and (iii) payment of all actual reasonable current house sale/closing costs, including deed preparation, tax stamps, reasonable attorneys’ fees, real estate transfer taxes and real estate commissions incurred in 2011 and 2012.

Mr. Popielec is also entitled to receive the retirement benefits and fringe and other personal benefits described in this proxy statement under the sections entitled “Retirement Benefits” and “Perquisites and Other Personal Benefits”.

The employment agreement provides that Mr. Popielec’s employment is “at will.” Mr. Popielec is entitled to certain severance benefits if we terminate his employment without Business Reasons or a Constructive Termination occurs (as those terms are defined in the employment agreement), including (i) salary continuation for a period of 18 months following the termination date, provided, however, that such 18-month period shall be reduced to 12 months if the termination date is on or after June 30, 2012; (ii) a pro rata amount (calculated on a per diem basis) of the full-year bonus which Mr. Popielec would have earned for the calendar year in which the termination of employment occurs; (iii) acceleration of vesting of all outstanding stock options and other equity arrangements, subject to the provision, however, that the acceleration shall not cover more than 18 months from the termination date; (iv) continuation of health benefits for Mr. Popielec, his spouse and any dependent children for a period of 12 months after the termination date followed by 18 months of executive-paid COBRA eligibility. In addition, if we terminate the employment of Mr. Popielec within 12 months of the date of a Change in Control, without Business Reasons or a Constructive Termination occurs (as those terms are defined in the employment agreement), then Mr. Popielec shall be entitled to receive (i) salary, any unpaid bonus from the prior year plus an amount equal to 18 months of his salary as then in effect, payable immediately upon the termination date; (ii) one and one-half times his target bonus for the calendar year in which the termination date occurs; (iii) acceleration in full of vesting of all outstanding stock options, all such options to remain exercisable for 18 months following the termination date, or through the original expiration date of the stock options, if earlier; (iv) continuation of health benefits for Mr. Popielec, his spouse and any dependent children for a period of 24 months after the termination date. To the extent the vesting and/or accelerated payment of outstanding stock options would subject Mr. Popielec to the imposition of tax and/or penalties under Section 409A of the Internal Revenue Code (the “Code”), the vesting and/or payment of such stock options and other equity shall be delayed to the extent necessary to avoid the imposition of such tax and/or penalties. The employment agreement also provides for the continuation of certain benefits in the event Mr. Popielec’s employment is terminated for disability (as defined in the employment agreement) or by his death. Mr. Popielec has also executed an Employee Confidentiality Non-Disclosure No-Compete, Non-Disparagement and Assignment Agreement in our standard form.

Mr. Comerford

On April 27, 2007, we entered into an employment agreement with Mr. Comerford. Annually, our Compensation and Management Committee reviews Mr. Comerford’s salary and makes such adjustments as it deems appropriate in accordance with our executive compensation guidelines. The agreement automatically extends for successive one-year terms, unless either of the parties provides advance written notice of such party’s desire not to renew the agreement. Such written notice must be provided at least 90 days prior to the scheduled expiration date of the then current term of the agreement.

If we terminate Mr. Comerford’s employment agreement without “Business Reasons” (as defined in the employment agreement) or because Mr. Comerford experiences a “Disability” (as defined in the employment agreement), or if a “Constructive Termination” (as defined in the employment agreement) occurs, then Mr. Comerford will be entitled to the following benefits: (1) salary and the cash value of any accrued vacation (consistent with our vacation policies then effect) through the termination date of his employment plus continued salary for an additional 18 months; (2) an amount equal to the average of the bonuses paid to him during the two preceding fiscal years or, if no bonuses were paid during such period, an amount equal to his then current annual target bonus; and (3) acceleration of vesting of all outstanding stock options, and other equity arrangements subject to vesting and held by him, provided that the acceleration shall not cover more than two years from the termination date of his employment (and in this regard, all such options and other exercisable rights held by Mr. Comerford shall remain exercisable for one year following such termination date). In such circumstances, Mr. Comerford would also be entitled to continued health benefits at his cost for a period of 18 months.

If we terminate Mr. Comerford’s employment agreement within 18 months of the date of a “Change in Control” (as defined in the employment agreement), then Mr. Comerford will receive the same benefits as discussed above except that all of his outstanding stock options and equity arrangements will accelerate, even if the remaining vesting period is in excess of two years. If Mr. Comerford’s employment agreement is terminated because he experiences a “Disability” (as defined in the employment agreement) then Mr. Comerford will be entitled to the same benefits as described above except that he will only receive an amount equal to his then current annual target bonus, not the average of the bonuses paid to him during the two preceding fiscal years.

If Mr. Comerford’s employment agreement is terminated because of his death, his representatives will be entitled to (1) an amount equal to his annual target bonus for the fiscal year in which he died (plus any unpaid bonus from the prior fiscal year end); and (2) the acceleration of vesting of all outstanding stock options, and other equity arrangements subject to vesting and held by him, provided that the acceleration shall not cover more than two years from the termination date of his employment (and in this regard, all such options and other exercisable rights held by Mr. Comerford’s representatives shall remain exercisable for one year following such termination date).

In December 2008, Mr. Comerford’s employment agreement was amended to bring it into compliance with Section 409A of the Code. In July 2009, Mr. Comerford’s employment agreement was amended and restated to cap the severance benefits upon a specified change-in-control event at no more than three times Mr. Comerford’s average annual compensation for the previous five years to the extent necessary not to incur the excise tax under Section 4999 of the Code and not limit our tax deduction under Section 280G of the Code (the “Tax Limitations”). In the event a severance benefit owed to Mr. Comerford exceeds the Tax Limitations, then we will determine which severance benefits are reduced so that such severance benefits are not subject to the Tax Limitations. Mr. Comerford’s employment agreement was also amended to, among other things: (i) clarify that restricted stock awards and stock appreciation rights will be accelerated along with other equity arrangements (to the same extent described above) in the event of an (a) involuntary termination without Business Reasons or a Constructive Termination, (b) change in control or (c) termination upon death, as such terms are defined in his employment agreements; (ii) reflect our paid time off policy; and (iii) increase to 90 days the period of time Mr. Comerford can exercise vested stock options to coincide with the period of time set forth in the Restated LTIP.

Other Executive Officers

We do not have an employment agreement with Mr. Fain and did not have an employment agreement with Mr. Hanna.

Severance Agreements

Mr. Hanna

Effective June 29, 2011, we decided to eliminate Mr. Hanna’s position as Vice President, Corporate Compliance Officer as part of our reorganization of management responsibilities. Mr. Hanna agreed to provide transition services to us through August 31, 2011, at which time his employment ended. On July 15, 2011, we executed an Agreement, Release and Waiver of All Claims with Mr. Hanna pursuant to which we agreed to pay him his salary through May 31, 2012 and to continue his medical and dental coverage at our cost through May 31, 2012. In addition, Mr. Hanna was permitted to retain all stock options to the extent vested on August 31, 2011, which options will continue to be exercisable through the earlier of August 29, 2012 or the expiration of their term.

Special Short-Term Severance and Change in Control Benefit

Certain Named Executive Officers who did not have employment agreements with us were covered by a short-term severance and change-in-control benefit that was put in place by the Board of Directors to alleviate any concerns that key management employees might have with their future employment opportunities with us as a result of the retirement of our former President and CEO, John Kavazanjian, and the search for his successor. This benefit was not intended to be a “permanent benefit” and was initially put in place for a period of one year. The Board of Directors determined to discontinue the benefit effective September 2011.

Potential Payments upon Termination and/or a Change in Control

The table below outlines certain potential payments and benefits payable by us to those of our Named Executive Officers who were employed by us during 2011 in the event of various scenarios involving either a termination and/or change in control. The amounts disclosed assume the Named Executive Officer’s termination under the various scenarios occurred on December 31, 2011. The value of the stock awards is based on the closing price of our common stock as reported on the NASDAQ Global Market on December 30, 2011, which was $4.02.

Triggering Event	Salary Continuation ($)	Bonus Payment ($)	Accelerated Restricted Stock Awards ($)	Accelerated Stock Options ($)	Health Care Continuation ($)	Gross-Up Payment ($)	Total ($)
Michael D. Popielec (1)
Involuntary Termination without Business Reasons or Constructive Termination	675,000	—	—	—	11,391	—	686,391
Involuntary Termination without Business Reasons or Constructive Termination within 12 months of the date of a Change in Control	675,000	506,250	—	—	22,781	—	1,204,031
Change in Control	—	—	—	—	—	—	—
Disability	450,000	—	—	—	11,391	—	461,391
Death	—	—	—	—	—	—	—

Philip A. Fain (2)
Involuntary Termination without Cause			—	—		—	—
Involuntary Termination without Cause within 12 months of the date of a Change in Control			—	—		—	—
Change in Control			2,661	1,227		—	3,888

Triggering Event	Salary Continuation ($)	Bonus Payment ($)	Accelerated Restricted Stock Awards ($)	Accelerated Stock Options ($)	Health Care Continuation ($)	Gross-Up Payment ($)	Total ($)
Peter F. Comerford (1)
Involuntary Termination without Business Reasons or Constructive Termination	346,500	34,650	1,596	892	—	—	383,638
Involuntary Termination without Business Reasons or Constructive Termination within 18 months of the date of a Change in Control	346,500	34,650	1,596	892	—	—	383,638
Change in Control	—	—	1,596	892	—	—	2,488
Disability	346,500	34,650	1,596	892	—	—	383,638
Death	—	34,650	1,596	892	—	—	37,138

Patrick R. Hanna, Jr. (3)
Involuntary Termination without Cause	—	—	—	—	—	—	—

(1)	All amounts appearing in this table for Messrs. Popielec and Comerford are made pursuant to their employment agreements with us. The employment agreements are summarized above under the heading “Employment Arrangements.” With respect to the acceleration of restricted stock awards and stock options, the acquisition of 51% of our outstanding shares of common stock by any one person or group will be deemed a “Change in Control” pursuant to the employment agreements.
(2)	All amounts appearing in this table for Mr. Fain are made under the award agreement under our Restated LTIP. With respect to the acceleration of restricted stock awards and stock options, the acquisition of 30% of our outstanding shares of common stock by any one person or group will be deemed a “Change in Control” pursuant to award agreements under our Restated LTIP.
(3)	The severance benefits received by Mr. Hanna are described under the heading “Severance Agreements” above. These severance benefits were made pursuant to the short-term severance and change-in-control benefit summarized above. Because such benefit was eliminated effective September 2011 and this table shows what Mr. Hanna would have received in the event of his termination on December 31, 2011, this table shows no severance benefits were payable.

PROPOSAL 2

RATIFY THE SELECTION OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO USA, LLP, independent registered public accountants, served as our independent registered public accounting firm in connection with the audit of our financial statements for 2010 and 2011.

Our Audit and Finance Committee has selected BDO USA, LLP as our independent registered public accounting firm for 2012. This selection will be presented to our shareholders for their ratification at the Meeting. Our Board of Directors recommends a vote in favor of the proposal to ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR this proposal. If the shareholders do not ratify this selection, the Audit and Finance Committee will seek to identify and address the reason or reasons why the shareholders did not ratify the committee’s selection and will consider such reason or reasons in selecting an independent public accounting firm for 2013.

We have been advised by BDO USA, LLP that a representative will be present at the Meeting and will be available to respond to appropriate questions. In addition, we intend to give such representative an opportunity to make any statements if he or she should so desire.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us by BDO USA, LLP for 2010 and 2011 were:

	2010	2011
Audit Fees	$462,703	$363,736
Audit-Related Fees	0	7,000
Tax Fees	10,608	0
All Other Fees	0	0

Total	$473,311	$370,736

Audit Fees

Audit fees for 2010 and 2011, respectively, were for professional services rendered for the audits of our consolidated financial statements, audits of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, consents, income tax provision procedures and assistance with review of documents filed with the SEC.

Audit-Related Fees

There were no audit-related fees for 2010. Audit-related fees for 2011 consisted of fees incurred in connection with our filing of a registration statement on Form S-8.

Tax Fees

Tax fees for 2010 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice.

All Other Fees

There were no other fees for 2010 and 2011.

Our Audit and Finance Committee has not adopted pre-approval policies and procedures for audit and non-audit services. The engagement of BDO USA, LLP for tax services during 2010 and 2011was limited to circumstances where those services were considered integral to the audit services that it provided or where there was another compelling rationale for using BDO USA, LLP. Although no pre-approval policy was in effect, all audit, audit-related and permitted non-audit services for which BDO USA, LLP was engaged were pre-approved by our Audit and Finance Committee in compliance with applicable SEC requirements.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The duties and responsibilities of the Audit and Finance Committee are set forth in our Audit and Finance Committee Charter, a copy of which is available on our website at http://investor.ultralifecorporation.com under the subheading “Corporate Governance.” Among other things, the Audit and Finance Committee reviews the adequacy of our systems of internal controls regarding financial reporting, disclosure controls and procedures and preparing our consolidated financial statements. In addition, the Audit and Finance Committee recommends to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K, approves our quarterly filings on Form 10-Q and selects the independent registered public accounting firm to audit our books and records.

The Audit and Finance Committee has:

•	Reviewed and discussed our audited financial statements for 2011 with our management and with BDO USA, LLP, our independent registered public accounting firm for 2011;

•

Discussed with BDO USA, LLP, our independent registered public accounting firm, the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received from BDO USA, LLP the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence, and has discussed with BDO USA, LLP their independence.

The Audit and Finance Committee met with our independent accountants with and without management present and discussed with them the results of their examinations, their evaluations of our internal control over financial reporting, our disclosure controls and procedures and the quality of our financial reporting. Based on the review and discussions referred to above, the Audit and Finance Committee concluded that BDO USA, LLP is independent and recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

The Audit and Finance Committee:

Thomas L. Saeli, Chair

Patricia C. Barron

Robert W. Shaw II

OTHER MATTERS

Our Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Meeting other than those specifically referred to in this proxy statement. If any other matters properly come before the Meeting, it is intended that the holders of the proxies will act in respect thereof in accordance with their best judgment.

EXECUTIVE OFFICERS

The names of, and certain information with respect to, our executive officers who are not director nominees are presented below.

Name	Age	Present Principal Occupation and Employment History

Peter F. Comerford	54	Mr. Comerford was named Vice President of Administration and General Counsel on July 1, 1999 and was elected Corporate Secretary in December 2000. He joined us in May 1997 as Senior Corporate Counsel and was appointed Director of Administration and General Counsel in December of that year. Prior to joining us, Mr. Comerford was a practicing attorney for approximately fourteen years having worked primarily in municipal law departments including the City of Niagara Falls, New York where he served as the Corporation Counsel. Mr. Comerford has a B.A. from the State University of New York at Buffalo, an MBA from Canisius College and a J.D. from the University of San Diego School of Law.

Philip A. Fain	57	Mr. Fain was named Chief Financial Officer in November 2009 and Treasurer in December 2009. He previously served as Vice President of Business Development, having joined us in February 2008. Prior to joining us, he was Managing Partner of CXO on the GO, LLC, a management-consulting firm, which he co-founded in November 2003 and which we retained in connection with our acquisition activity. Prior to founding CXO on the GO, LLC, Mr. Fain served as Vice President of Finance - RayBan Sunoptics for Luxottica, SpA. Prior to the acquisition of Bausch & Lomb’s global eyewear business by Luxottica, Mr. Fain served as Bausch & Lomb’s Senior Vice President Finance - Global Eyewear from 1997 to 1999 and as Vice President and Controller for the US Sunglass business from 1993 to 1996. From 1983 to 1993, Mr. Fain served in various positions with Bausch & Lomb including executive positions in corporate accounting, finance and audit. Mr. Fain began his career as a CPA and consultant with Arthur Andersen & Co. in 1977. He received his B.A. in Economics from the University of Rochester and an MBA from the William E. Simon Graduate School of Business Administration of the University of Rochester.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows certain information regarding the beneficial ownership of shares of our common stock as of April 13, 2012 by each person known by us to beneficially own more than five percent of the outstanding shares of our common stock, with percentages based on 17,384,435 shares issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned
Bradford T. Whitmore (1)	5,128,158	29.5%
1560 Sherman Avenue, Suite 900
Evanston, IL 60201

Eliot Rose Asset Management, LLC (2)	1,099,441	6.3%
1000 Chapel View Boulevard
Cranston, RI 02920

Artis Capital Management, L.P. (3)	1,056,628	6.1%
One Market Plaza, Steuart Tower, Floor 27
San Francisco, CA 94105

NGP Energy Technology Partners II, L.P. (4)	910,804	5.2%
1700 K Street NW, Suite 750
Washington, D.C. 20006

(1)	This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13D/A (Amendment No. 6) dated May 23, 2011 filed with the SEC by Grace Brothers, Ltd., an Illinois limited partnership, Bradford T. Whitmore and Spurgeon Corporation, its general partners, that reports beneficial ownership of 5,117,460 shares of our common stock and Section 16 reports filed by Mr. Whitmore individually after May 23, 2011. In the Schedule 13D/A dated May 23, 2011, Mr. Whitmore reports sole voting and dispositive power with respect to 4,598,844 of such shares. Grace Brothers, Ltd., Mr. Whitmore and Spurgeon Corporation report shared voting and dispositive power with respect to 518,616 of such shares.
(2)	This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13G dated January 13, 2012 filed with the SEC by Eliot Rose Asset Management, LLC, a Rhode Island limited liability company, and Gary S. Siperstein. Eliot Rose Asset Management, LLC is deemed to be the beneficial owner of the reported securities pursuant to separate arrangements whereby it acts as investment adviser to certain persons. Gary S. Siperstein is deemed to be the beneficial owner of the reported securities pursuant to his ownership interest in Eliot Rose Asset Management, LLC. Eliot Rose Asset Management, LLC and Gary S. Siperstein each report sole voting and sole dispositive power with respect to all 1,099,441 shares.
(3)	This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13G dated February 14, 2012 filed with the SEC by Artis Capital Management, L.P., a California limited partnership. Artis Capital Management, L.P., a registered investment adviser, serves as investment adviser to various investment funds that directly hold the reported securities for the benefit of the investors in those funds. Artis Capital Management, L.P. reports sole voting and sole dispositive power with respect to all 1,056,628 shares.

(4)	This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 1 to Schedule 13G dated February 10, 2012 filed with the SEC by NGP Energy Technology Partners II, L.P. (a Delaware limited partnership which owns the reported securities), NGP ETP II, L.L.C., the general partner of NGP Energy Technology Partners II, L.P, Energy Technology Partners, L.L.C., the sole manager of NGP ETP II, L.L.C., and Philip J. Deutch, the sole member and manager of Energy Technology Partners, L.L.C. and the manager of NGP ETP II, L.L.C. Mr. Deutch is also a member of the investment committee of NGP ETP II, L.L.C. NGP Energy Technology Partners II, L.P. reports sole voting and dispositive power with respect to all 910,804 shares. By virtue of the relationships between and among the reporting persons, NGP ETP II, L.L.C., Energy Technology Partners, L.L.C. and Mr. Deutch may be deemed to have the power to direct the voting and disposition of the shares of common stock beneficially owned by NGP Energy Technology Partners II, L.P. NGP ETP II, L.L.C., Energy Technology Partners, L.L.C. and Mr. Deutch disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.

SECURITY OWNERSHIP OF MANAGEMENT

The table below shows certain information regarding the beneficial ownership of shares of our common stock as of April 13, 2012 by (1) each of our directors, (2) each of our Named Executive Officers (as defined on page 17), and (3) all of our directors and executive officers as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (1)	Percent of Class Beneficially Owned (2)
Steven M. Anderson	16,043	*
Patricia C. Barron (3)	140,861	*
James A. Croce	13,901	*
Michael D. Popielec (4)	187,500	*
Thomas L. Saeli	17,043	*
Robert W. Shaw II	15,316	*
Ranjit C. Singh (5)	82,389	*
Bradford T. Whitmore (6)	5,128,158	29.5%
Peter F. Comerford (7)	99,496	*
Philip A. Fain (8)	149,596	*
Patrick R. Hanna, Jr. (9)	49,370	*
All directors and executive officers as a group (11 persons) (10)	5,899,673	33.3%

*Less than 1%

(1)	Except as otherwise indicated, the shareholders named in this table have sole voting and investment power with respect to the shares of our common stock beneficially owned by them. The information provided in this table is based upon information provided to us by such shareholders. The table reports beneficial ownership for our directors and executive officers in accordance with Rule 13d-3 under the Exchange Act. This means all our securities over which directors and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The amounts also include shares that may be acquired by exercise of stock options prior to June 12, 2012, which shares are referred to in the footnotes to this table as “shares subject to options that may be exercised.”
(2)	Based on 17,384,435 shares issued and outstanding.
(3)	The amount shown includes (i) 6,200 shares held jointly by Ms. Barron and her husband; (ii) 20,000 shares held in the Patricia C. Barron Profit Sharing Plan; and (iii) 15,000 shares subject to options that may be exercised by Ms. Barron.
(4)	The amount shown includes 87,500 shares subject to options that may be exercised by Mr. Popielec.
(5)	The amount shown includes 25,000 shares subject to options that may be exercised by Mr. Singh.
(6)	The amount shown includes 518,616 shares beneficially owned by Grace Brothers, Ltd., an Illinois limited partnership, which shares are held in a securities margin account. Mr. Whitmore is a general partner of Grace Brothers, Ltd. See “Security Ownership of Certain Beneficial Owners” above for more information about Grace Brothers, Ltd.
(7)	The amount shown includes 65,155 shares subject to options that may be exercised by Mr. Comerford.
(8)	The amount shown includes 98,310 shares subject to options that may be exercised by Mr. Fain.
(9)	The amount shown includes 33,216 shares subject to options that may be exercised by Mr. Hanna. The reported amount is based on information available to the company, including Mr. Hanna’s most recent Section 16 report dated December 3, 2010, and may not reflect Mr. Hanna’s beneficial ownership as of April 13, 2012.
(10)	The amount shown includes 324,181 shares subject to options that may be exercised by directors and executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and our other equity securities. To our knowledge, based solely on the written representations of our directors and executive officers and the copies of such reports filed with the SEC during 2011, all Section 16(a) filings applicable to our officers, directors and more than 10% beneficial owners were filed in a timely manner except for one Form 4 filing for our Chief Executive Officer and one Form 4 filing for Ms. Barron, each reporting three transactions, that were inadvertently filed late.

SUBMISSION OF SHAREHOLDER PROPOSALS

Under Rule 14a-8 of the Exchange Act, shareholder proposals intended for inclusion in the proxy statement for our 2013 Annual Meeting of Shareholders must be submitted in writing to us to our Corporate Secretary at 2000 Technology Parkway, Newark, New York 14513, and must be received by December 27, 2012.

Any shareholder proposal submitted for consideration at our 2013 Annual Meeting of Shareholders but not submitted for inclusion in the proxy statement for that meeting that is received by us after March 12, 2013 will not be considered filed on a timely basis with us under Rule 14a-4(c)(1) of the Exchange Act. For such proposals that are not timely filed, we retain discretion to vote proxies we receive. For such proposals that are timely filed, we retain discretion to vote proxies we receive provided that we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and the proponent of any such proposal does not issue its own proxy statement.

Our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, is included in the 2011 Annual Report to Shareholders which accompanies this proxy statement.

April 26, 2012

By Order of the Board of Directors

Bradford T. Whitmore

Chair of the Board of Directors

ULTRALIFE CORPORATION 2000 Technology Parkway Newark, NY 14513

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN    SIGNED     AND    DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐
Nominees
01 Steven M. Anderson 02 Patricia C. Barron 03 James A. Croce 04 Michael D. Popielec 05 Thomas L. Saeli
06 Robert W. Shaw II 07 Ranjit C. Singh 08 Bradford T. Whitmore
The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain
2. To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.					☐	☐	☐
NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report/Form 10-K Wrap is/are available at www.proxyvote.com. — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —	—

ULTRALIFE CORPORATION

2012 Annual Meeting of Shareholders

June 5, 2012

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Philip A. Fain and Peter F. Comerford, and each of them, as proxy for the undersigned, with full power of substitution, to vote all shares of the Common Stock of Ultralife Corporation owned by the undersigned at the Annual Meeting of Shareholders to be held on June 5, 2012 at 9:00 A.M., local time, at Crystal City Marriott, Reagan National Airport, 1999 Jefferson Davis Highway, Arlington, Virginia 22202-3526, and at any adjournments of such meeting, on the matters listed in this proxy and described in the notice of annual meeting and proxy statement and upon such other business as may properly come before such meeting and any adjournments thereof.

This proxy is solicited on behalf of the Board of Directors of the Company and each matter to be voted on at the Annual Meeting has been proposed by the Board of Directors of the Company. This proxy will be voted as specified by the undersigned. This proxy revokes any prior proxy given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the eight named nominees for director and FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The undersigned acknowledges receipt with this proxy of a copy of the notice of annual meeting and proxy statement dated April 26, 2012, describing more fully the proposals set forth in this proxy.

(continued and to be signed on the reverse side)